Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Sigma Designs, Inc. of our report dated April 1, 2009, with respect to the consolidated balance sheets of Sigma Designs, Inc. and subsidiaries as of January 31, 2009 and February 2, 2008 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the fiscal years in the three-year period ended January 31, 2009, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2009, and the effectiveness of internal control over financial reporting as of January 31, 2009, which report appears in the January 31, 2009 annual report on Form 10-K of Sigma Designs, Inc.

\s\ARMANINO McKENNA LLP

San Ramon, California
November 23, 2009